Exhibit 99.1

    J & J Snack Foods Reports Record First Quarter Sales and Earnings, Again

     PENNSAUKEN, N.J.--(BUSINESS WIRE)--Jan. 20, 2005--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for the first quarter ended December 25, 2004.
     Sales increased 23% to $98.5 million from $79.9 million in last year's first quarter. Net earnings increased 36% to $2.5 million in the current quarter from $1.8 million last year. Earnings per diluted share were $.27 for the first quarter compared to $.20 last year. Operating income increased 31% to $3.7 million in the current quarter from $2.8 million in the year ago quarter.
     Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "We benefitted from strong sales gains and improved profitability in our food service and retail supermarket business during the quarter. We anticipate continued growth from the introduction of new products, continued expansion to new channels of distribution and possible acquisitions."
     J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID(1) and BARQ'S(2) and CHILL frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton and Hatfield, Pennsylvania; Carrollton, Texas, Atlanta, Georgia and Vernon (Los Angeles), California.

     (1)MINUTE MAID is a registered trademark of The Coca-Cola Company.

     (2)BARQ'S is a registered trademark of Barq's Inc.


                                 Consolidated Statement of Operations
                                 ------------------------------------
                                          Three Months Ended
                                          ------------------
                                   December 25,          December 27,
                                      2004                  2003
                                    --------              --------
                                              (unaudited)
                                            (in thousands)

Net sales                           $ 98,521              $ 79,945
Cost of goods sold                    68,525                55,307
                                    --------              --------
  Gross profit                        29,996                24,638
Operating expenses                    26,342                21,859
                                    --------              --------
Operating income                       3,654                 2,779
Other income                             298                    88
                                    --------              --------
  Earnings before income
  taxes                                3,952                 2,867
Income taxes                           1,470                 1,042
                                    --------              --------
  Net earnings                      $  2,482              $  1,825
                                    ========              ========

Earnings per diluted share          $    .27              $    .20
Earnings per basic share            $    .27              $    .21
Weighted average number
  of diluted shares                    9,235                 9,039
Weighted average number
  of basic shares                      9,032                 8,792


                                     Consolidated Balance Sheets
                                     ---------------------------
                               December 25, 2004    September 25, 2004
                               -----------------    ------------------
                                   (unaudited)
                                            (in thousands)

Current assets                      $136,233              $138,412
Property, plant & equipment, net      87,756                89,474
Goodwill                              46,477                46,477
Other intangibles, net                 1,681                 1,804
Other assets                           1,137                 1,257
                                    --------              --------
  Total                             $273,284              $277,424
                                    ========              ========


Current liabilities                 $ 41,871              $ 47,646
Deferred income taxes                 19,153                19,153
Other long term obligations              477                   529
Stockholders' equity                 211,783               210,096
                                    --------              --------
  Total                             $273,284              $277,424
                                    ========              ========

     The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.


     CONTACT: J & J Snack Foods Corp.
              Dennis G. Moore, 856-665-9533